EXHIBIT 99.1

NEWS RELEASE

CONTACT: Lester A. Aaron

Chief Financial Officer

818-591-9800

UNICO AMERICAN CORPORATION REPORTS

SECOND QUARTER 2011 FINANCIAL RESULTS

Woodland Hills, CA, August 11, 2011 – Unico American Corporation. (NASDAQ – “UNAM”) (“Unico,” the “Company”), announced today its consolidated financial results for the three and six months ended June 30, 2011. For the three months ended June 30, 2011, revenues were $8.6 million and net income was $0.7 million ($0.13 diluted income per share) compared with revenues of $9.4 million and net income of $0.4 million ($0.08 diluted income per share) for the three months ended June 30, 2010. For the six months ended June 30, 2011, revenues were $17.2 million and net income of $1.8 million ($0.34 diluted income per share) compared with revenues of $19.3 million and net income of $0.9 million ($0.18 diluted income per share) for the six months ended June 30, 2010.

As of June 30, 2011, the Company had cash and investments (at amortized cost) of $128.4 million.  $116.3 million, or 91% of these investments were fixed maturity investments, and 82% of those fixed maturity investments were U.S. treasury securities.

Stockholders’ equity was $75.2 million as of June 30, 2011, or $14.11 per common share including unrealized after-tax investment gains of $2.3 million, compared to stockholders’ equity of $73.4 million as of December 31, 2010, or $13.75 per common share including unrealized after-tax investment gains of $2.3 million.

Headquartered in Woodland Hills, California, Unico is an insurance holding company that underwrites property and casualty insurance through its insurance company subsidiary; provides property, casualty, and health insurance through its agency subsidiaries; and through its other subsidiaries provides insurance premium financing and membership association services. Unico has conducted the majority of its operations through its subsidiary Crusader Insurance Company since 1985. For more information concerning Crusader Insurance Company, please visit the Crusader’s Web site at www.crusaderinsurance.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements contained herein that are not historical facts are forward-looking. These statements, which may be identified by forward-looking words or phrases such as “anticipate,” “believe,” ”expect,” “intend,” “may,” “should,” and “would,” involve risks and uncertainties, many of which are beyond the control of the Company. Such risks and uncertainties could cause actual results to differ materially from these forward-looking statements. Factors which could cause actual results to differ materially include underwriting actions not being effective, rate increases for coverages not being sufficient, premium rate adequacy relating to competition or regulation, actual versus estimated claim experience, regulatory changes or developments, unforeseen calamities, general market conditions, and the Company’s ability to introduce new profitable products.

Financial Tables Follow –

UNICO AMERICAN CORPORATION

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

($ in thousands)

	June 30	December 31
	2011	2010
	(Unaudited)
ASSETS
Investments
Available for sale:
Fixed maturities, at fair value (amortized cost: June 30,
2011 - $116,260; December 31, 2010 - $123,301)	$119,764	$126,712
Short-term investments, at cost	12,027	6,466
Total Investments	131,791	133,178
Cash	70	45
Accrued investment income	665	691
Premiums and notes receivable, net	5,654	4,364
Reinsurance recoverable:
Paid losses and loss adjustment expenses	49	49
Unpaid losses and loss adjustment expenses	9,657	11,816
Deferred policy acquisition costs	4,378	4,301
Property and equipment (net of accumulated depreciation)	1,701	1,631
Deferred income taxes	780	1,060
Other assets	533	540
Total Assets	$155,278	$157,675

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Unpaid losses and loss adjustment expenses	$57,066	$61,560
Unearned premiums	16,384	15,930
Advance premium and premium deposits	1,095	830
Income taxes payable	—	1
Accrued expenses and other liabilities	5,508	6,000
Total Liabilities	$80,053	$84,321

Commitments and contingencies

STOCKHOLDERS' EQUITY
Common stock, no par – authorized 10,000,000 shares; issued and standing shares 5,333,159 at June 30, 2011, and 5,333,081 at December 31, 2010	$3,554	$3,555
Accumulated other comprehensive income	2,313	2,251
Retained earnings	69,358	67,548
Total Stockholders’ Equity	$75,225	$73,354

Total Liabilities and Stockholders' Equity	$155,278	$157,675

UNICO AMERICAN CORPORATION

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(In thousands, except per share)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2011	2010	2011	2010
REVENUES
Insurance Company Revenues
Premium earned	$8,040	$8,962	$16,000	$18,352
Premium ceded	1,330	1,873	2,653	3,821
Net premium earned	6,710	7,089	13,347	14,531
Investment income	767	907	1,539	1,846
Other income	169	175	339	355
Total Insurance Company Revenues	7,646	8,171	15,225	16,732

Other Revenues from Insurance Operations
Gross commissions and fees	911	1,129	1,915	2,378
Investment income	1	1	1	2
Finance charges and fees earned	18	82	39	167
Other income	3	4	7	6
Total Revenues	8,579	9,387	17,187	19,285

EXPENSES
Losses and loss adjustment expenses	3,871	4,575	7,259	9,883
Policy acquisition costs	1,772	1,843	3,545	3,730
Salaries and employee benefits	1,110	1,280	2,122	2,169
Commissions to agents/brokers	57	171	111	363
Other operating expenses	681	883	1,336	1,741
Total Expenses	7,491	8,752	14,373	17,886

Income Before Taxes	1,088	635	2,814	1,399
Income tax provision	381	187	993	452
Net Income	$707	$448	$1,821	$947

PER SHARE DATA:
Basic
Earnings Per Share	$0.13	$0.08	$0.34	$0.18
Weighted Average Shares	5,334	5,309	5,334	5,307
Diluted
Earnings Per Share	$0.13	$0.08	$0.34	$0.18
Weighted Average Shares	5,358	5,350	5,358	5,350

UNICO AMERICAN CORPORATION

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

($ in thousands)

	For the Six Months Ended
	June 30
	2011	2010
Cash flows from operating activities:
Net Income	$1,821	$947
Adjustments to reconcile net income to net cash from operations
Depreciation	29	64
Bond amortization, net	80	39
Changes in assets and liabilities
Premium, notes and investment income receivable	(1,264)	15
Reinsurance recoverable	2,159	2,336
Deferred policy acquisitions costs	(77)	274
Other assets	17	(59)
Unpaid losses and loss adjustment expenses	(4,494)	(4,664)
Unearned premiums	454	(1,338)
Advance premium and premium deposits	265	55
Accrued expenses and other liabilities	(492)	(322)
Income taxes current/deferred	237	(3)
Net Cash (Used) by Operating Activities	(1,265)	(2,656)

Cash flows from investing activities:
Purchase of fixed maturity investments	(3,849)	(15,962)
Proceeds from maturity of fixed maturity investments	10,810	22,350
Net increase in short-term investments	(5,561)	(3,796)
Additions to property and equipment	(99)	(53)
Net Cash Provided by Investing Activities	1,301	2,539

Cash flows from financing activities:
Proceeds from issuance of common stock	—	32
Repurchase of common stock	(11)	—
Net Cash (Used) Provided by Financing Activities	(11)	32

Net increase (decrease) in cash	25	(85)
Cash at beginning of period	45	118
Cash at End of Period	$70	$33

Supplemental Cash Flow Information
Cash paid during the period for:
Interest	—	—
Income taxes	$759	$459